EXHIBIT 99.2



[GRAPHIC OMITTED] GRUBB & ELLIS(R)                                 MEDIA RELEASE
                  Property Solutions Worldwide



FOR IMMEDIATE RELEASE           CONTACT: Ian Bress, Chief Financial Officer
                                         ian.bress@grubb-ellis.com  212.326.4784
                                         -------------------------


                 GRUBB & ELLIS REPORTS FISCAL YEAR 2002 RESULTS

     NEW YORK, NY (Sept. XX, 2002) - Grubb & Ellis Company (NYSE: GBE), one of the largest commercial real estate firms in the U.S., today reported a net loss for the fiscal year ended June 30, 2002 of $15.5 million, or $1.09 per diluted share, compared with net income of $1.4 million, or $.08 per diluted common share, for the same period a year ago. For the fourth quarter of fiscal 2002, the company reported a net loss of $7.9 million, or $.53 per diluted common share, compared with a net loss of $1.6 million, or $.12 per diluted common share, a year earlier.

     Total revenue for fiscal 2002 was $313.5 million, a decrease of 24 percent from $412.0 million generated a year earlier. For the fiscal 2002 fourth quarter, total revenue was $77.1 million, 6 percent lower than $82.0 million in the fiscal 2001 fourth quarter.

     Earnings before interest, income taxes, depreciation and amortization (EBITDA), before non-recurring items, was a loss of $1.7 million for fiscal 2002, compared with income of $27.9 million for fiscal 2001. For the 2002 fourth quarter, the company's EBITDA was $219,000, compared with $3.3 million in the fourth quarter of 2001.

     "There's no question that fiscal 2002 was a difficult year for our company and the commercial real estate services industry as a whole. We're pleased that fourth quarter revenue, while still below last year's levels, reflects an improving trend indicating that transaction velocity is beginning to grow. Expense control remains a priority as we position Grubb & Ellis for the long-term, " said Barry M. Barovick, President and Chief Executive Officer. "The Company continues to maintain stability and sufficient capitalization to weather a continuing downturn while remaining focused on positioning itself for long-term success and leadership in the industry when the economic conditions improve."

                                    - more -


                                                               [GRAPHIC OMITTED]
                                                               Grubb & Ellis
                                                               Knight Frank

                                                               Global Alliance

GRUBB & ELLIS COMPANY is one of the world's leading providers of integrated real estate services. Through its comprehensive global array of consulting, transaction and management solutions, Grubb & Ellis has established an innovative "continuum" of multi-level services for businesses and corporations worldwide, including strategic planning, property and asset management services, and transaction expertise in both corporate and investment real estate. With the collective resources of more than 8,000 people in over 200 offices in 30 countries, including its domestic affiliates and a strategic initiative with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific, Grubb & Ellis provides a unique "single point of contact" approach for clients that empowers its professionals to approach commercial real estate issues seamlessly. For more information, visit the company's website at www.grubb-ellis.com.

EDITOR'S NOTE: CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS, AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, WHICH INCLUDE, BUT ARE NOT LIMITED TO: ISSUES AFFECTING REAL ESTATE ON BOTH A NATIONAL AND LOCAL BASIS, GENERAL ECONOMIC CONDITIONS, THE ABILITY OF THE COMPANY TO EFFECTIVELY RESPOND TO CHANGING MARKET CONDITIONS, AND OTHER FACTORS THAT ARE DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2001 AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE THREE (3) MONTH PERIODS ENDED SEPTEMBER 30, 2001, DECEMBER 31, 2001 AND MARCH 31, 2002, ALL OF WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                       ###


                               --TABLES FOLLOW --

                              GRUBB & ELLIS COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


                                                                              Three Months Ended                  Years Ended
                                                                                   June 30,                        June 30,
                                                                             2002            2001            2002            2001
                                                                             ----            ----            ----            ----

Revenue
         Transaction services fees                                        $  64,527       $  68,924       $ 262,077       $ 358,462
         Management services fees                                            12,618          13,041          51,399          53,500
                                                                          ---------       ---------       ---------       ---------
            Total revenue                                                    77,145          81,965         313,476         411,962
                                                                          ---------       ---------       ---------       ---------
Costs and expenses
         Services commissions                                                36,640          38,531         151,900         216,646
         Salaries, wages and benefits                                        23,185          23,459          97,497          98,847
         Selling, general and administrative                                 17,101          16,643          65,828          68,550
         Depreciation and amortization                                        2,428           2,940          10,706          11,635
         Impairment and other non-recurring expenses                          1,072           2,366           1,749           6,222
                                                                          ---------       ---------       ---------       ---------
            Total costs and expenses                                         80,426          83,939         327,680         401,900
                                                                          ---------       ---------       ---------       ---------
            Operating income (loss)                                          (3,281)         (1,974)        (14,204)         10,062
Other income and expenses
         Interest income                                                         81             147             401           1,640
         Interest expense                                                      (918)           (730)         (2,861)         (1,422)
                                                                          ---------       ---------       ---------       ---------
            Income (loss) before income taxes                                (4,118)         (2,557)        (16,664)         10,280
Income tax benefit (provision)                                                1,413             975           6,401          (5,372)
Deferred tax asset valuation charge                                          (5,214)              -          (5,214)              -
                                                                          ---------       ---------       ---------       ---------
Income (loss) before extraordinary item and cumulative effect                (7,919)         (1,582)        (15,477)          4,908
Extraordinary loss on extinguishment of debt, net of tax                          -               -               -            (406)
Cumulative effect of accounting change                                            -               -               -          (3,133)
                                                                          =========       =========       =========       =========

Net income (loss)                                                         $  (7,919)      $  (1,582)      $ (15,477)      $   1,369
                                                                          =========       =========       =========       =========

Earnings per share - diluted                                              $   (0.53)      $   (0.12)      $   (1.09)      $    0.08
                                                                          =========       =========       =========       =========

EBITDA(1)                                                                 $     219       $   3,332       $  (1,749)      $  27,919
                                                                          =========       =========       =========       =========

Weighted average shares outstanding (diluted)                                15,032          13,315          14,148          17,975
                                                                          =========       =========       =========       =========



1. Earnings before interest, income taxes, depreciation and amortization, adjusted to exclude non-recurring items.


 GRUBB & ELLIS COMPANY FINANCIAL STATEMENTS ARE REPORTED FOR FISCAL YEARS ENDED
                        JUNE 30, 2002 AND JUNE 30, 2001.


                                                               [GRAPHIC OMITTED]
                                                               Grubb & Ellis
                                                               Knight Frank

                                                               Global Alliance

                              GRUBB & ELLIS COMPANY
               SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                June 30,             June 30,
                                                  2002                 2001
                                               ---------            ---------
ASSETS
Cash and cash equivalents                      $  14,085            $   7,248
Total current assets                           $  41,706            $  38,592
Total assets                                   $  90,377            $  92,426

LIABILITIES
Total debt                                     $  42,410            $  37,000
Total current liabilities                      $  37,455            $  37,376
Total liabilities                              $  84,511            $  76,110
Total stockholders' equity                     $   5,866            $  16,316
Total liabilities and stockholders' equity     $  90,377            $  92,426